As filed with the U.S. Securities and Exchange Commission on August 10, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MACROMEDIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-3155026
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

601 Townsend Street

San Francisco, California 94103

(Address of principal executive offices)

Macromedia, Inc. 2002 Equity Incentive Plan

Macromedia, Inc. 2003 Employee Stock Purchase Plan

Non-Plan Employee Stock Option Grants

(Full Title of the Plan)

Elizabeth A. Nelson

Executive Vice President, Chief Financial Officer and Corporate Secretary

Macromedia, Inc.

601 Townsend Street

San Francisco, California 94103

(415) 832-2000

(Name, Address and Telephone Number of Agent For Service)

Copies to:

Robert A. Freedman, Esq.

801 California Street

Mountain View, California 94041

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001	1,500,000	(1)(2)	$36.56(3)	$54,832,500(3)	$6,454(3)
Common Stock, par value $0.001	727,632	(1)(4)	$36.56(3)	$26,598,588(3)	$3,131(3)
Common Stock, par value $0.001	415,000	(1)(5)	$33.12(6)	$13,744,815(6)	$1,618(6)
Total Fee:					$11,203

(1)	Represents additional shares which may become issuable by reason of any stock dividend, stock split, recapitalization or any similar transaction without receipt of consideration.
(2)	Represents additional shares available for awards under the Macromedia, Inc. 2002 Equity Incentive Plan, approved by the stockholders at the Annual Meeting of Stockholders held on July 18, 2005.
(3)	Estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the “Act”), solely for the purpose of calculating the amount of the registration fee. The offering price per share and aggregate offering price are based upon the average of the high and low prices of Registrant’s Common Stock on August 8, 2005 as reported on The NASDAQ Stock Market.
(4)	Represents shares that became available for issuance on January 2, 2005 under the Macromedia, Inc. 2003 Employee Stock Purchase Plan (the “ESPP”) pursuant to the evergreen provision of the ESPP, which provides that the aggregate number of shares of the Company’s Common Stock for issuance under the ESPP will be increased automatically on each January 1 until January 1, 2010 by the number of shares equal to one percent (1%) of the total number of outstanding shares of the Company’s Common Stock on the immediately preceding December 31.
(5)	Represents shares subject to outstanding options under non-plan stock option grants.
(6)	Estimated in accordance with Rule 457(h) under the Act solely for the purpose of calculating the amount of the registration fee. The offering price per share and aggregate offering price are based upon the weighted average exercise price per share of the outstanding options.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the U.S. Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005 (the “Form 10-K”) filed on June 15, 2005 pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)	All other reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-K;

(c)	The description of the Registrant’s Common Stock contained in the Registrant’s registration statement on Form 8-A filed on October 22, 1993, as amended on the Registrant’s Form 8-A/A filed on October 5, 1995, including any amendment or report filed for the purpose of updating such description; and

(d)	The description of the Registrant’s Preferred Stock Purchase Rights contained in the Registrant’s registration statement on Form 8-A filed on October 26, 2001, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference herein and to be a part hereof from the date of the filing of such documents. Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

As permitted by Section 145 of the Delaware General Corporation Law, the Registrant’s Certificate of Incorporation, as amended, includes a provision that eliminates the personal liability of its directors to the Registrant or its stockholders for monetary damages for breach or alleged breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derived an improper personal benefit.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of the Registrant, as amended, provide that:

•	the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law;

•	the Registrant may, in its discretion, indemnify or advance expenses to persons whom it is not obligated to indemnify or advance expenses under the Bylaws;

•	the Registrant is required to pay all expenses (including attorneys’ fees) incurred by a director or officer in defending any such proceeding as they are incurred in advance of its final disposition; provided, however, that the Registrant is not required to advance expenses if a director or officer acted, with regard to matters raised in the proceeding for which advance of expenses is sought, in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Registrant;

•	the rights conferred on any person under the Bylaws are not exclusive of any other right that such person may have or acquire under any statute, provision of the Certificate of Incorporation, Bylaw, agreement, vote or consent of stockholders or disinterested directors, or otherwise;

•	the Board of Directors is authorized to cause the Registrant to enter into indemnification contracts with any director, officer, employee or agent of the Registrant, or any person serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans, providing indemnification rights to such person; and

•	any amendment, repeal or modification of any provision of the Bylaws relating to indemnity will be prospective only, and will not adversely affect any right or protection conferred on a person pursuant to any provision of the Bylaws relating to indemnity and existing at the time of such amendment, repeal or modification.

The Registrant’s policy is to enter into indemnification agreements with each of its directors and officers. The indemnification agreements provide that directors and officers will be indemnified and held harmless to the fullest extent permitted by law including against all expenses (including attorneys’ fees), judgments, fines and settlement amounts paid or reasonably incurred by them in any action, suit or proceeding, including any derivative action by or in the right of the Registrant, on account of their services as directors, officers, employees or agents of the Registrant or as directors, officers, employees or agents of any other company or enterprise when they are serving in such capacities at the request of the Registrant. The Registrant will not be obligated pursuant to the agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims:

•	initiated by the indemnified party and not by way of defense, except with respect to a proceeding authorized by the Board of Directors and successful proceedings brought to enforce a right to indemnification under the indemnification agreement;

•	for any amounts paid in settlement of a proceeding unless the Registrant consents to such settlement;

•	on account of any suit in which judgment is rendered against the indemnified party for an accounting of profits made from the purchase or sale by the indemnified party of securities of the Registrant pursuant to the provisions of Section 16(b) of the Exchange Act and related laws;

•	on account of conduct by a director that is finally adjudged to have been in bad faith or conduct that the director did not reasonably believe to be in, or not opposed to, the best interests of the Registrant;

•	on account of any criminal action or proceeding arising out of conduct that the director had reasonable cause to believe was unlawful; or

•	if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

The indemnification agreements also provide for contribution in certain situations in which the Registrant and a director or officer are jointly liable but indemnification is unavailable, such contribution to be based on the relative benefits received and the relative fault of the Registrant and the director or officer. Contribution is not allowed in connection with a Section 16(b) judgment, and adjudication of bad faith or conduct that a director or officer did not reasonably believe to be in, or not opposed to, the best interest of the Registrant, or a proceeding arising out of conduct a director or officer had reasonable cause to believe was unlawful.

The indemnification agreements require a director or officer to reimburse the Registrant for all expenses advanced only to the extent it is ultimately determined that the director or officer is not entitled, under the Delaware General Corporation Law, the Bylaws, as amended, an indemnification agreement or otherwise to be indemnified for such expenses. The indemnification agreements provide that they are not exclusive of any rights a director or officer may have under the Certificate of Incorporation, as amended, Bylaws, as amended, other agreements, any majority-in-interest vote of the stockholders or vote of disinterested directors, Delaware General Corporation Law or otherwise.

The indemnification provision in the Bylaws, as amended, and the indemnification agreements entered into between the Registrant and its directors and officers, may be sufficiently broad to permit indemnification of the Registrant’s directors and officers for liabilities arising under the Securities Act of 1933 (the “Securities Act”).

As authorized by the Bylaws, as amended, the Registrant, with approval by the Board, has purchased director and officer liability insurance.

Item 7. Exemption From Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit No.	Description
4.01	Registrant’s Amended and Restated Certificate of Incorporation. (a)

4.02	Certificate of Amendment of Registrant’s Amended and Restated Certificate of Incorporation. (a)

4.03	Certificate of Amendment of Registrant’s Amended and Restated Certificate of Incorporation. (a)

4.04	Registrant’s Amended and Restated Bylaws, as adopted by the Registrant’s Board of Directors on October 18, 2004. (b)

4.05	Rights Agreement between Macromedia, Inc. and Mellon Investor Services LLC, dated as of October 25, 2001. (c)

4.06	Amendment No.1 to the Rights Agreement between Macromedia, Inc. and Mellon Investor Services LLC, dated April 17, 2005. (d)

4.07	Certificate of Designations specifying the terms of the Series A Junior Participating Preferred Stock of the Registrant, as filed with the Delaware Secretary of State on October 26, 2001. (c)

4.08	Macromedia, Inc. 2002 Equity Incentive Plan, as amended. *

4.09	Form of Macromedia, Inc. Stock Option Agreement. *

4.10	Form of Revised Non-Plan Stock Option Agreement. (e)

4.11	Macromedia, Inc. 2003 Employee Stock Option Plan. (f)

5.01	Opinion and Consent of Fenwick & West LLP. *

23.01	Consent of Fenwick & West LLP (included in Exhibit 5.01). *

23.02	Consent of Independent Registered Public Accounting Firm. *

24.01	Power of Attorney (see signature pages). *

(a)	Incorporated by reference to the Registrant’s Registration Statement on Form S-8 (File No. 333-67960) filed with the Commission on August 20, 2001.
(b)	Incorporated by reference to the Form 8-K filed with the Commission on October 22, 2004.
(c)	Incorporated by reference to the Registrant’s Registration Statement on Form 8-A filed with the Commission on October 26, 2001.
(d)	Incorporated by reference to the Registrant’s Registration Statement on Form 8-K filed with the Commission on April 17, 2005.
(e)	Incorporated by reference to the Registrant’s Registration Statement on Form S-8 (File No. 333-120712) filed with the Commission on November 23, 2004.
(f)	Incorporated by reference to the Registrant’s Registration Statement on Form S-8 (File No. 333-107478) filed with the Commission on July 30, 2003.
*	Filed herewith.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions discussed in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 9th day of August, 2005.

MACROMEDIA, INC.

By:	/s/ Elizabeth A. Nelson
Elizabeth A. Nelson
Executive Vice President, Chief Financial Officer and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Clint N. Smith and Elizabeth A. Nelson, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same with all exhibits thereto and all documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Stephen A. Elop Stephen A. Elop	Chief Executive Officer and a Director (Principal Executive Officer)	August 9, 2005

/s/ Elizabeth A. Nelson Elizabeth A. Nelson	Executive Vice President, Chief Financial Officer, Corporate Secretary and a Director (Principal Financial Officer)	August 9, 2005

/s/ David C. Bernstein David C. Bernstein	Vice President, Finance (Principal Accounting Officer)	August 9, 2005

/s/ Robert K. Burgess Robert K. Burgess	Executive Chairman and a Director	August 9, 2005

/s/ Charles M. Boesenberg Charles M. Boesenberg	Director	August 9, 2005

/s/ John (Ian) Giffen John (Ian) Giffen	Director	August 9, 2005

/s/ Steven Gomo Steven Gomo	Director	August 9, 2005

/s/ William H. Harris, Jr. William H. Harris, Jr.	Director	August 9, 2005

Signature	Title	Date
/s/ Donald L. Lucas Donald L. Lucas	Director	August 9, 2005

/s/ Timothy O’Reilly Timothy O’Reilly	Director	August 9, 2005

/s/ William B. Welty William B. Welty	Director	August 9, 2005

EXHIBIT INDEX

Exhibit No.	Description
4.01	Registrant’s Amended and Restated Certificate of Incorporation. (a)

4.02	Certificate of Amendment of Registrant’s Amended and Restated Certificate of Incorporation. (a)

4.03	Certificate of Amendment of Registrant’s Amended and Restated Certificate of Incorporation. (a)

4.04	Registrant’s Amended and Restated Bylaws, as adopted by the Registrant’s Board of Directors on October 18, 2004. (b)

4.05	Rights Agreement between Macromedia, Inc. and Mellon Investor Services LLC, dated as of October 25, 2001. (c)

4.06	Amendment No.1 to the Rights Agreement between Macromedia, Inc. and Mellon Investor Services LLC, dated April 17, 2005. (d)

4.07	Certificate of Designations specifying the terms of the Series A Junior Participating Preferred Stock of the Registrant, as filed with the Delaware Secretary of State on October 26, 2001. (c)

4.08	Macromedia, Inc. 2002 Equity Incentive Plan, as amended. *

4.09	Form of Macromedia, Inc. Stock Option Agreement. *

4.10	Form of Revised Non-Plan Stock Option Agreement. (e)

4.11	Macromedia, Inc. 2003 Employee Stock Option Plan. (f)

5.01	Opinion and Consent of Fenwick & West LLP. *

23.01	Consent of Fenwick & West LLP (included in Exhibit 5.01). *

23.02	Consent of Independent Registered Public Accounting Firm. *

24.01	Power of Attorney (see signature pages). *

(a)	Incorporated by reference to the Registrant’s Registration Statement on Form S-8 (File No. 333-67960) filed with the Commission on August 20, 2001.
(b)	Incorporated by reference to the Form 8-K filed with the Commission on October 22, 2004.
(c)	Incorporated by reference to the Registrant’s Registration Statement on Form 8-A filed with the Commission on October 26, 2001.
(d)	Incorporated by reference to the Registrant’s Registration Statement on Form 8-K filed with the Commission on April 17, 2005.
(e)	Incorporated by reference to the Registrant’s Registration Statement on Form S-8 (File No. 333-120712) filed with the Commission on November 23, 2004.
(f)	Incorporated by reference to the Registrant’s Registration Statement on Form S-8 (File No. 333-107478) filed with the Commission on July 30, 2003.
*	Filed herewith.